Exhibit 10.1

FIFTH AMENDMENT TO

ERIE INSURANCE GROUP EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2015)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Employee Savings Plan (the “Plan”) under an amendment and restatement effective as of January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company desires to amend the Plan to eliminate the six-month suspension of employee contributions following a hardship withdrawal and to clarify provisions pertaining to the payment of Plan expenses.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the dates specified:

1.	Section 7.3 of the Plan is hereby amended in its entirety and shall read as follows, effective January 1, 2019:

7.3	Safe Harbor Distribution

A distribution shall be deemed necessary to satisfy an immediate and heavy financial need of an Eligible Applicant if each of the following requirements is satisfied:

(a)
the distribution is not in excess of the amount of the immediate and heavy financial need of the Eligible Applicant including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from such distribution; and

(b)	the Eligible Applicant has obtained all other forms of distribution and nontaxable loans currently available from all plans maintained by an Employer.

For periods before January 1, 2019, an Eligible Applicant making a hardship withdrawal under this Article Seven was suspended from making Elective Deferrals to the Plan until the first day of the pay period occurring six full months after the effective date of the withdrawal or, if the effective date of the withdrawal was on or after July 1, 2018, until the first day of the first pay period beginning after January 1, 2019. For the period beginning on January 1, 2019, Eligible Applicants making a hardship withdrawal under this Article Seven will not be suspended from making Elective Deferrals to the Plan.

2.	Section 11.3 of the Plan is hereby amended in its entirety and shall read as follows, effective April 1, 2019:

11.3	Expenses

Subject to any restriction applicable under Section 5.4(a), brokerage fees, transfer taxes and other expenses incurred by the Trustee in connection with the purchase or sale of securities may be added to the cost of such securities or deducted from the proceeds thereof, as the case may be. Earnings credited to accounts invested in mutual funds shall be net of direct fund management expenses. Refunds of fund management expenses shall be allocated to Participant and Beneficiary accounts as earnings in such manner as provided by the Administrator. Recordkeeping fees shall be assessed directly against the Total Accounts maintained on behalf of Participants and Beneficiaries and expenses associated with specified Plan transactions shall be assessed directly against the Total Account maintained on behalf of the Participant or Beneficiary participating in such a transaction pursuant to a uniform and nondiscriminatory policy adopted by the Administrator in its discretion and communicated to Participants and Beneficiaries.

All costs and expenses incurred in administering the Plan shall be paid by the Company or an Employer, unless the Administrator authorizes the payment of such expenses from the Trust Fund.

IN WITNESS WHEREOF, the Company has caused this Plan Amendment to be executed this 29th day of March, 2019.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ William D. Gheres	By: /s/ Gregory J. Gutting

Title: EVP & Chief Financial Officer

2